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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Energy Fuels Inc.

We consent to the use of our audit report dated March 15, 2016, with respect to the consolidated balance sheets of Energy Fuels Inc. as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Chartered Professional Accountants, Licensed Public Accountants
April 15, 2016
Toronto, Canada